CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF TRUST
of
THE HENLOPEN FUND

        Pursuant to Section 3810 of the Delaware Code, this Certificate of Amendment is being executed as of July 1, 2005, for the purpose of amending the Certificate of Trust of The Henlopen Fund, a Delaware statutory trust.

        The undersigned hereby certifies as follows:

        1.     The name of the trust prior to any changes effected by this Certificate of Amendment is The Henlopen Fund (the “Trust”).

        2.     Article 1 of the Certificate of Trust of the Trust, filed with the Office of the Secretary of State of the State of Delaware on September 17, 1992, is hereby amended to read in its entirety as follows:

“The name of the business trust formed hereby is “The Henlopen Fund” (the “Trust”).”

        3.     This Certificate of Amendment shall be effective upon the filing hereof with the Office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, has duly executed this Certificate of Amendment, pursuant to Section 3811 of the Delaware Code, as of the day and year first above written.

/s/ Neil J. Hennessy
Neil J. Hennessy, Trustee